UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 27, 2009

Scores Holding Company, Inc.
(Exact name of registrant as specified in its charter)

Utah	000-16665	87-0426358
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

533-535 West 27th St., New York, NY	10001
(Address of Principal Executive Offices)	(Zip Code)

(212) 868-4900
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 27, 2009, the Company and Entertainment Management Services, Inc. (“EMS”) completed the closing (the “Closing”) of the transfer from EMS to the Company of all licensing and royalty rights granted to EMS by the Company under that certain Amended and Restated Master License Agreement by and between EMS and the Company (the “MLA”).  Under the MLA, the Company had granted EMS the exclusive worldwide license for twenty years plus six five-year renewals at the option of EMS to sublicense the Company’s trademarks and related properties (the “Licensing Rights”).  Additionally, under the MLA, EMS was entitled to receive 50% of the licensing fees paid by various non-affiliated nightclubs (the Existing Sublicensees”) to EMS (the “EMS Royalty Rights”).

EMS is owned by 333 East 60th Street Inc. (“333”) and 333 is owned by the Share Sellers (as that term is defined in Item 5.01 below).

At the Closing and pursuant to the terms of the transfer agreement by and between the Company and EMS dated December 9, 2008, EMS assigned to the Company the Licensing Rights and the EMS Royalty Rights relating to the Existing Sublicensees, free and clear of any charges, liens or other encumbrances. In consideration of these assignments, the Company credited 333 with a $600,000 payment against a $1,220,475 debt owed by 333 to the Company (the “Debt”) and provided 333 with an acknowledgement that the Debt was satisfied to the extent of the $600,000 payment.  Additionally, at the Closing, EMS and the Company executed a cancellation and mutual release agreement canceling the MLA and terminating all of the rights and obligations of the parties thereunder.

Item 5.01 Changes in Control of Registrant.

Pursuant to a Stock Purchase Agreement, dated as of January 27, 2009, Mitchell’s East LLC (“Buyer”), a New York limited liability company wholly owned by Robert M. Gans, purchased an aggregate of 88,900,230 shares (the “Owned Shares”) of common stock of Scores Holding Company, Inc. (the “Company”) beneficially owned by Richard Goldring1 and Elliot Osher (collectively the “Share Sellers”), as well as any rights Harvey Osher (the Share Sellers and Harvey Osher, together, the “Sellers”) may have in 13,886,059 shares of the Company’s common stock (the “Decedent Owned Shares”) currently held of record by William Osher, deceased, and any rights the Sellers may have in an additional 2,400,001 shares of the common stock of the Company (the “Expectancy Shares”).  Under the terms of the Stock Purchase Agreement, Harvey Osher is to deliver to the Buyer the Decedent Owned Shares that he may receive and the Sellers are to deliver to the Buyer any shares of the Company underlying the Expectancy Shares that any such Seller may receive.  Additionally, pursuant to the Stock Purchase Agreement, each of the Sellers granted to Buyer an irrevocable proxy enabling Buyer to act as his proxy with respect to any shares underlying the Decedent Owned Shares and the Expectancy Shares, as applicable.

The aggregate purchase price for all such shares and interests in the Company was $400,000.  The source of funds for such acquisition was working capital of Mitchell’s East LLC.

The Owned Shares represent approximately fifty four percent (54%) of the outstanding capital stock of the Company and the Owned Shares together with the Decedent Owned Shares represent approximately sixty two percent (62%) of the outstanding capital stock of the Company, as of November 5, 2008, as reported in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2008.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Transfer Agreement by and among the Registrant, 333 East 60th Street Inc. (“333”) and Entertainment Management Services, Inc. (“EMS”) dated as of December 9, 2008

10.2	Cancellation Agreement by and among the Registrant and EMS dated as of January 27, 2009

10.3	Assignment and Assumption Agreement by and among the Registrant, 333 and EMS dated as of January 27, 2009

1 Mr. Goldring’s 76,080,958 shares of the common stock of the Company were held by Ira Altchek as trustee, pursuant to and in accordance with the terms of that certain Voting Trust Agreement by and between Mr. Goldring and Mr. Altchek dated September 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scores Holdings Company, Inc.

Dated: February 2, 2009	By:	/s/ Curtis Smith
	Name:	Curtis Smith
	Title:	Acting Chief Executive Officer and Chief Financial Officer